Exhibit 3.2

AGREEMENT OF LIMITED PARTNERSHIP

OF

VISTAONE, L.P.

This Agreement of Limited Partnership of VistaOne, L.P. (as may be amended, restated, supplemented, waived or modified from time to time hereafter pursuant to its terms, this “Agreement”), dated as of September 30th, 2024, is entered into by and between VistaOne GP, L.P., as the general partner (the “General Partner”), and Lauren Dillard, as the initial limited partner (the “Initial Limited Partner”).

Effective upon the filing of a Certificate of Limited Partnership with the Delaware Secretary of State, the General Partner and the Initial Limited Partner formed a limited partnership (the “Partnership”) pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-201, et seq.), as amended from time to time (the “Partnership Act”), and hereby agree as follows:

1. Name. The name of the limited partnership is VistaOne, L.P., or such other name or names as the General Partner may designate from time to time.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Partnership Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office and Registered Agent. The registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The registered agent of the Partnership for service of process at such address is The Corporation Trust Company.

4. Partners. The names and addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:

VistaOne GP, L.P.

c/o Vista Equity Partners

4 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Initial Limited Partner:

Lauren Dillard

c/o Vista Equity Partners

4 Embarcadero Center, 20th Floor

San Francisco, CA 94111

5. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other person or entity, including, without limitation, any other partner.

6. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the sole general partner has occurred under the Partnership Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Partnership Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Partnership Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in clause (b) of this Section 6 if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

7. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

General Partner:	$1.00
Initial Limited Partner:	$99.00

8. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

10. Distributions. Subject to Section 12(a), distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner and allocated among the partners of the Partnership in the same proportion as their then capital account balances. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Partnership Act or other applicable law.

11. Assignments. A partner may only assign its partnership interest (or any portion thereof) with the consent of the other non-assigning partner(s).

12. Withdrawal.

(a) Upon the admission of any other limited partner to the Partnership, the Initial Limited Partner shall automatically withdraw from the Partnership and, upon such withdrawal, the Initial Limited Partner shall have no further rights or obligations as a limited partner of the Partnership other than the right as a creditor of the Partnership to promptly receive a distribution from the Partnership in an amount equal to 100% of its then capital account balance.

(b) Except as set forth in Section 12(a), the Initial Limited Partner may not withdraw from the Partnership without the consent thereto of the General Partner.

(c) The General Partner may not withdraw from the Partnership without the consent thereto of the Initial Limited Partner.

13. Admission of Additional or Substitute Partners.

(a) Any additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) Any additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

14. Liability of Initial Limited Partner. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Partnership Act.

15. Amendment. This Agreement may be amended for any reason by the General Partner in its sole discretion and no amendment to this Agreement shall require the consent of the Initial Limited Partner.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof, and, to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Partnership Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17. No Third Party Beneficiaries. No person or entity (including creditors of the Partnership) that is not a party hereto shall have any rights or obligations pursuant to this Agreement. The provisions of this Agreement are intended to benefit the partners of the Partnership and, to the maximum extent not prohibited by applicable law, shall not be construed as conferring any benefit upon any creditor of the Partnership. To the maximum extent not prohibited by applicable law, no partner of the Partnership shall have any duty or obligation to any creditor of the Partnership to make any contribution to the Partnership or to recall any distribution. In no event shall any provision of this Agreement be enforceable for the benefit of any person or entity other than the partners of the Partnership and their respective successors and assigns.

18. Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement, and to the extent such agreement or instrument is signed and delivered by means of a facsimile machine or other electronic transmission, it will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19. Contract Supersedes Duties Prescribed at Law or In Equity, etc. None of the General Partner, any of its members, partners, managers, officers, employees, agents or representatives or any officer of the Partnership shall be liable to the Partnership or to any partner of the Partnership for a breach of any duty (including fiduciary duties) if such person or entity relied in good faith on the provisions of this Agreement. Whenever in this Agreement the General Partner or an officer of the Partnership is permitted or required to make a decision in its discretion or under a grant of similar authority or latitude, the General Partner, any of its members, partners, managers, officers, employees, agents or representatives and any officer of the Partnership may do so in its and their sole discretion and shall be entitled to consider only such interests and factors as they desire, including their own interests, and shall, to the maximum extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting any partner of the Partnership, the Partnership or any other person or entity. In accordance with Section 17-1101(d) of the Partnership Act, the partners of the Partnership hereby acknowledge and agree that the provisions of this Agreement, including the provisions of this Section 19, to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that the provisions of this Section 19 are fundamental elements to the agreement of the partners of the Partnership to enter into this Agreement and without such provisions the parties hereto would not have entered into this Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

VISTAONE GP, L.P.

By: VistaOne GP Management, LLC its general partner

By:	/s/ Lauren Dillard
Name:	Lauren Dillard
Title:	Authorized Signatory

INITIAL LIMITED PARTNER:

/s/ Lauren Dillard
Lauren Dillard

Signature Page to Initial Limited Partnership Agreement

of

VistaOne, L.P.